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                                                                    EXHIBIT 99.1

                                                          Corporate Headquarters
[ICO LOGO]                                            5333 Westheimer, Suite 600
                                                            Houston, Texas 77056

                                                      NEWS RELEASE
TO:                                                   Contact:   Eileen Ketchum
                                                                 Tim Gollin
                                                      Phone:     713-351-4100
                                                      Fax:       713-335-2222
                                                      Website:   www.icoinc.com
                                                      Pages:     1
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                      ICO, INC. ANNOUNCES AGREEMENT TO SELL
                           OILFIELD SERVICES BUSINESS

         Houston, July 3, 2002 - ICO, Inc. (NASDAQ: ICOC) today announced that it has entered into a definitive agreement with Varco International, Inc. (NYSE:
VRC) to sell substantially all of the Company's oilfield services business for approximately $136.7 million in cash and assumed debt, plus the assumption of approximately $10.0 million of trade payables and certain other accrued operating expenses. After income taxes, fees and expenses, the transaction is expected to yield between $112.0 million and $118.0 million in cash. The debt to be assumed by Varco consists of approximately $3.8 million of debt incurred by the Company's Canadian subsidiaries.

         "We are very pleased that Varco has recognized the value of the assets of our oilfield services business with this transaction," said Jon C. Biro, ICO's Chief Financial Officer and Treasurer. "After closing, we expect that we will gain financial flexibility to execute our business plan in our core polymers processing business."

         "Last year, when this management team took over at ICO, we promised shareholders that we would seek to separate our two very different businesses," said Timothy J. Gollin, ICO's Chief Executive Officer. "With this transaction, we fulfill that commitment." Moreover, Gollin said, on an after-tax basis, the agreement with Varco provides ICO with a substantial premium over other proposals received in the recent past.

         Under the purchase agreement, Varco will acquire substantially all of the assets of ICO's oilfield services business in the U.S., Mexico, Southeast Asia, and Europe and the stock of ICO's Canadian operating subsidiaries. Varco has indicated that it expects to retain most of ICO's employees and business locations. The final purchase price is subject to an adjustment for working capital changes in the business, and debt and cash levels of the Canadian subsidiaries. Closing of the transaction is subject to customary regulatory approvals.

         The Company intends to use the proceeds of the sale for general corporate purposes, including repurchase and repayment of indebtedness. Following the completion of the sale, the Company will focus on its core polymers processing business.

         In its polymers group, ICO, Inc. engineers and produces specialty polymers and provides polymers processing services. In its oilfield services group, ICO provides tubular inspection and coating services.

         Statements regarding group outlook for Polymers Processing Services, increases in exploration activity, increases in demand for services, cash proceeds after income taxes, fees and expenses, as well as any other statements that are not historical facts in this release are forward-looking statements under applicable securities laws and involve certain risks, uncertainties and assumptions. These include, but are not limited to, demand for the Company's services and products, business cycles and other conditions of the oil and gas and polymer industries, prices of commodities, acquisition risks, international risks, operational risks, and other factors detailed in the Company's Form 10-K for the fiscal year ended September 30, 2001, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.